Exhibit 8.1
JONES DAY
77 west wacker • chicago, illinois 60601-1692
TELEPHONE: (312) 782-3939 • FACSIMILE: (312) 782-8585
April 28, 2011
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122

Re:	Up to $200,000,000 of Common Shares, $0.10 Par Value Per Share, To Be Offered Pursuant to the Sales Agency Financing Agreements
Ladies and Gentlemen:
     We have acted as special tax counsel for Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of up to $200,000,000 of common shares, $0.10 par value per share (the “Common Shares”), of the Company pursuant to the Sales Agency Financing Agreement, dated as of April 28, 2011 (the “BNYMCM Agreement”), by and between the Company and BNY Mellon Capital Markets, LLC, and the Sales Agency Financing Agreement, dated as of April 28, 2011, by and between the Company and KeyBanc Capital Markets Inc. (together with the BNYMCM Agreement, the “Sales Agency Financing Agreements”). The Common Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Sales Agency Agreements. The issuance of the Common Shares is discussed in the prospectus supplement dated April 28, 2011 (the “Prospectus Supplement”), which supplements the prospectus dated October 13, 2009 (the “Prospectus”). The Prospectus was part of the Company’s Registration Statement No. 333-162451 on Form S-3 (the “Registration Statement”), filed by the Company on October 13, 2009, with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Act.
     You have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with our opinion, we have reviewed and are relying upon (i) the Registration Statement (including the exhibits thereto), the Prospectus and the Prospectus Supplement, (ii) the Second Amended and Restated Articles of Incorporation of the Company as in effect on the date hereof, (iii) the Amended Code of Regulations of the Company as in effect on the date hereof, (iv) the Sales Agency Financing Agreements, and (v) such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review, we have also assumed, with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have relied upon the factual representations contained in a certificate,
ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI • FRANKFURT • HONG KONG • HOUSTON
IRVINE • LONDON • LOS ANGELES • MADRID • MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW DELHI • NEW YORK • PARIS
PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

JONES DAY
Developers Diversified Realty Corporation
April 28, 2011

dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company.
     We have made such investigations of law and fact as we have deemed appropriate as a basis for our opinion. However, for purposes of our opinion, we have not made an independent investigation of the facts set forth in the Officer’s Certificate. Our opinion is conditioned on the accuracy and completeness of the factual representations made in the Officer’s Certificate and in the Registration Statement (including the Prospectus and Prospectus Supplement) and any change or inaccuracy in the factual representations referred to in the Registration Statement (including the Prospectus and Prospectus Supplement) or the Officer’s Certificate may affect our conclusions set forth herein.
     Our opinion is based upon current provisions of the Code, the legislative history thereto, the existing applicable United States federal income tax regulations promulgated or proposed under the Code, published judicial authority and currently effective published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.
     Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that
(1)	During the period commencing with the Company’s taxable year ended December 31, 1993 through its taxable year ended December 31, 2010, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and the Company’s current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2011 and for future taxable years; and

(2)	The statements set forth in the Prospectus Supplement under the caption “Certain Federal Income Tax Considerations,” to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, are accurate summaries of the matters described therein in all material respects.
     Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. The qualification and taxation of the Company as a REIT depend upon the ability of the Company to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury

JONES DAY
Developers Diversified Realty Corporation
April 28, 2011

Regulations promulgated thereunder and described in the Prospectus Supplement with regard to, among other things, the sources of its income, the composition of its assets, the level of its distributions to holders of the Company’s shares and the diversity of ownership of the Company’s shares. Jones Day will not review the compliance of the Company with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the sources of its income, the nature of its assets, the level of the Company’s distributions to shareholders and the diversity of ownership of the Company’s shares for 2011 and subsequent taxable years will satisfy the requirements under the Code and the applicable Treasury Regulations for qualification and taxation as a REIT.
     In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.
     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to effect registration of the Common Shares under the Act and to the reference to us under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Jones Day